Exhibit 99.2

ERT Acquires invivodata to Establish the Industry’s Most Experienced Provider of Clinical Outcome Assessment Solutions

PHILADELPHIA, PA, July 9 2012 /PRNewswire/ - ERT, a global technology-driven provider of health outcomes services to biopharmaceutical sponsors and Contract Research Organizations (CROs), announced today the acquisition of invivodata, Inc, a leading provider of electronic Patient Reported Outcomes (ePRO) solutions and PRO Consulting services, based in Pittsburgh, PA.

The transaction was facilitated by the San Francisco-based private equity group, Genstar Capital, LLC who last week announced that they had completed the acquisition of ERT. The acquisition immediately positions ERT as a leader in Clinical Outcome Assessments (COA). The combined organization will now offer sponsors, CROs and other third-party vendors a combination of market-leading electronic patient reported outcomes (ePRO)/COA solutions and scientific and regulatory consulting services that is unrivalled in the industry. The invivodata Consulting group bolsters ERT’s position as the scientific thought leader in Health Outcomes Research and complements its market leading position in Cardiac safety and Respiratory outcomes assessment. The acquisition also enhances ERT’s multi-mode ePRO product portfolio with the introduction of a suite of proven site-based and patient-friendly handheld devices that have already been validated to collect therapy-specific diaries, instruments and assessments.

invivodata reported record growth in 2011, stemming from the addition of over 160 clinical projects. Three consecutive years of growth in bookings, revenue, and profitability has led the company to substantially increase headcount, enabling it to meet the growing needs of its worldwide customer base. The market for the collection of clinical outcomes data is set to grow by over 50% in the next three years, according to industry reports, and ERT is ideally positioned to grow in this segment and capitalize on its established track-record of innovation to create value for its sponsors and CRO partners with a suite of clinician and patient-centric solutions.

Dr Jeffrey Litwin, ERT’s CEO, states: “For some time, ERT has been working in collaboration with sponsors and partners to establish a new model of delivering value through the centralization of Health Outcomes data. ERT is the leader in providing cardiac safety and respiratory solutions and, by adding invivodata’s team of scientists and technology experts, we accelerated this strategic initiative, which will provide our joint clients with consistent, scientifically accurate Outcome Assessment data which will be accessible from one platform. We are delighted to welcome the new team aboard.”

“Our dedicated team of employees has worked tirelessly over the past 12 years to build a company that delivers true value to our customers,” commented Doug Engfer, CEO of invivodata. “Becoming a part of ERT will enable us to enhance the value we deliver. We truly appreciate the trust our customers have placed in us, and we look forward to expanding those relationships with our new colleagues at ERT.”

For further information on ERT and its technology and services, please email info@ert.com, call +1 215 972 0420 or visit www.ert.com

For further press information, please contact Patrick Hughes by email, phughes@ert.com, or phone +44 (0) 7703 532 749.

About ERT

ERT (www.ert.com) is a global technology-driven provider of health outcomes research services supporting biopharmaceutical sponsors and Contract Research Organizations (CROs) to achieve their drug development and healthcare objectives. ERT harnesses leading technology coupled with reliable processes and scientific expertise to collect, analyse and report on clinical data to support the determination of health outcomes critical to the approval, labeling and reimbursement of pharmaceutical products. ERT is the acknowledged industry leader in centralized cardiac safety, respiratory efficacy services, electronic Patient Reported Outcomes (ePRO) and Clinical Outcome Assessment solutions.

About invivodata

invivodata (www.invivodata.com) is a fully-integrated Clinical Outcome Assessments (COA) organization delivering regulatory-proven strategic consulting and practical electronic solutions to biopharmaceutical companies who depend upon patient-centered research. From reliable and scientifically sound consulting that helps research teams effectively develop, execute, and document COA strategies to electronically collecting COA data in global clinical development programs, invivodata helps its customers strategically use patient, clinician, and observer reported outcomes data (PROs, ClinROs & ObsROs) to support labeling claims, enhance reimbursement strategies, and meet other clinical program objectives. Through partnerships with leading CROs and eClinical technology providers, invivodata seamlessly integrates into the clinical trial ecosystem, helping to minimize operational risk and maximize efficiencies.

About Genstar Capital

Genstar Capital (www.gencap.com) is a leading private equity firm that has been actively investing in high quality companies for more than 20 years. Based in San Francisco, Genstar works in partnership with its management teams and its network of operating executives and strategic advisors to transform its portfolio companies into leading industry businesses. Genstar has more than $3 billion of committed capital under management and targets investments focused on selected sectors within the life science, healthcare services, software and software services, insurance and financial services, and industrial technology industries.

Media Contacts:

Patrick Hughes

ERT

Tel: +44 7703 532 749

phughes@ert.com

Christine Tobin

invivodata, inc.

+1 (412) 390-3000 ext. 3502

ctobin@invivodata.com

SOURCE ERT

Investor Relations

Tel: +1 866 669 4324

E-mail: ir@ert.com